Exhibit 10.3

FANNIE MAE
NONQUALIFIED STOCK OPTION GRANT
AWARD DOCUMENT

This Grant of Nonqualified Stock Options from Fannie Mae (the “Corporation”), is made to you as Optionee (the “Optionee”), effective as of the date of grant set forth in the grant detail.

1. Grant of Option. Pursuant to the provisions of the Fannie Mae Stock Compensation Plan of 2003 (the “Plan”), the Corporation hereby grants to the Optionee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Award Document and in the grant detail, the option to purchase from the Corporation all or any part of the aggregate number of shares of Common Stock ($0.525 stated value) of the Corporation (hereinafter called “Stock”) at the purchase price per share as set forth in the grant detail. Such option to be exercised as hereinafter provided.

2. Definitions. Unless provided otherwise herein, all defined terms are written with initial capital letters and shall have the meaning stated in the Plan.

3. Terms and Conditions. By accepting the grant, you agree that the option evidenced hereby is subject to the following terms and conditions:

(a) Expiration Date. The option shall expire on the close of business ten years from the date of grant (the “Expiration Date”).

(b) Exercise of Option. Subject to the other terms in this Award Document regarding the vesting and exercisability of this option, this option may be exercised in accordance with the schedule set forth in the Grant Detail. This option may be exercised in whole or from time to time in part when and to the extent exercisable by its terms. The Optionee may exercise this option by providing written notice, or any other authorized method (including in electronic form),to the Corporation or its designee specifying the number of shares as to which the option is being exercised

(c) Payment of Purchase Price Upon Exercise. At the time of any exercise the purchase price of the shares as to which this option shall be exercised shall be paid to the Corporation in one or a combination of the following methods: (i) by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) by notice and third party payment; (iv) by delivering Stock already owned by the Optionee; or (v) by cashless exercise. Shares of Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value (as defined in Section 1.2(17) of the Plan).

(d) Exercise in the Event of Death or Termination of Employment. Unless otherwise specified by the Nonmanagement Board or the Committee, if the Optionee’s employment with the Corporation shall terminate because of Retirement, Early Retirement, Total Disability or death, this option shall be fully vested and may be exercised with respect to 100 percent of the shares subject to this option, at any time, or from time to time, but not later than the Expiration Date. In the event of the death of the Optionee, this option may be exercised as specified in this subparagraph (d) of paragraph 3 by the person or persons to whom the Optionee’s rights under this option pass by will or applicable law, or, if no such person has such rights, by the Optionee’s executors or administrators, at any time, or from time to time, but in no event later than the Expiration Date. Unless otherwise specified by the Nonmanagement Board or the Committee, if the Optionee’s employment shall terminate for any reason on or after the date the Optionee shall have attained age 55 with five years of service with the Corporation, this option may be exercised only to the extent that the Optionee was able to do so at the date of termination of employment, at any time, or from time to time, until the Expiration Date. Unless otherwise specified by the Nonmanagement Board or the Committee, if the Optionee’s employment shall terminate for any reason other than Retirement, Early Retirement, Total Disability, death, cause or having attained age 55 with five years of service, this option may be exercised only to the extent that the Optionee was entitled to do so at the date of termination of employment, at any time, or from time to time, until the earlier of (i) the Expiration Date or (ii) three months after the date of such termination of employment. Unless otherwise specified by the Nonmanagement Board or the Committee, if the Optionee’s employment shall terminate for “Cause”, as defined by the Plan, all of this option (both vested and unvested) will expire on the date of termination.

(e) Notwithstanding subparagraph (d) of this paragraph 3, if the Optionee’s employment shall terminate, but the Optionee executes, prior to the termination of his or her employment, a separation agreement with the Corporation, this option both shall vest and may be exercised only in accordance with the terms of the Plan.

(f) Transferability of Option. This option shall not be transferable other than in accordance with the terms of the Plan. This option shall be exercisable only by the Optionee; the Optionee’s Personal Representative, if any; the Optionee’s Beneficiary, if the Optionee has died; or, a Permitted Transferee (as defined in the Plan).

(g) Adjustments in Event of Change in Stock. In the event of any change in the Stock by reason of an event described in Section 8.2(a) of the Plan, the adjustments provided in Section 8.2(b) shall be made. Any adjustment so made shall be final and binding upon the Optionee.

(h) Optionee Has No Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Stock subject to this option prior to the date of issuance to the Optionee of such shares.

(i) Option Confers No Rights with Respect to Continuance of Employment. This option shall not confer upon Optionee any right with respect to continuance of employment by the Corporation, nor shall it interfere in any way with the right of the Corporation to terminate the Optionee’s employment at any time.

(j) Compliance with Law and Regulations. This option, and the obligation of the Corporation to deliver shares of Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

4. Optionee Bound by Plan and Administrator’s Records. Optionee is bound by all the terms and provisions of the Plan and the Plan’s administrator’s records. In the event of a conflict between this option Award Document and the terms of the Plan or the records of the Plan’s administrator, the terms of the Plan and records of the plan’s administrator shall control.

5. Withholding of Taxes. The issuance of any shares of Stock hereunder is conditioned upon prompt and timely payment by or on behalf of the Optionee to the Corporation of any and all federal, state, foreign or local taxes required to be withheld by the Corporation in respect thereof. The Optionee shall pay or provide for the payment of such taxes through (i) delivery of a check or cash, (ii) delivery to the Corporation of shares of Stock, (iii) retention by the Corporation of a portion of the shares of Stock issuable upon exercise of the Option, (iv) wire transfer, or (v) any other approved method. Shares of Stock used to pay tax withholding shall be valued at their Fair Market Value (as defined in Section 1.2(17) of the Plan).